Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces CEO Succession Plan

– President and COO Daniel M. Junius to become CEO on January 1, 2009;

current CEO Mitchel Sayare to continue to serve as Chairman of the Board –

WALTHAM, MA, September 30, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Daniel M. Junius, currently President and Chief Operating Officer (COO) of the Company, will become President and Chief Executive Officer (CEO) effective January 1, 2009 in accordance with a succession plan approved by ImmunoGen’s Board of Directors. Mr. Junius also has been nominated to join the Board, with this nomination to be voted upon at the Company’s upcoming annual meeting of shareholders. Mitchel Sayare, currently Chairman and CEO, will continue as the Chairman of the Board and as a director of the Company.

“Mitch should be proud of ImmunoGen’s accomplishments during his 22 years as CEO,” stated David Carter, lead director of the Board. “Today, the Company is gaining growing recognition as the leader in a field that has the potential to revolutionize the use of antibodies for the treatment of cancer, with three novel anticancer compounds in the clinic through its own programs and five in clinical testing through its partnerships with other innovative companies. None of this would have been possible without Mitch’s leadership and his belief in the potential of this technology.”

“ImmunoGen has come a long way under Mitch’s direction, and I look forward to working with the team of talented and dedicated employees here to take the Company to the next stage,” noted Daniel Junius, President and COO. “A key focus will be to continue to accelerate our transition from being primarily a research organization to one with strong, integrated research, clinical, regulatory, and manufacturing functions to support our advancing product pipeline.”

“ImmunoGen is in the process of becoming a Company with highly promising compounds at all stages of development,” commented Mitchel Sayare, Ph.D., Chairman and CEO. “Dan has made many important contributions to ImmunoGen since joining the Company, and I am confident his leadership will bring even greater success.”

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ImmunoGen, Inc. Announces CEO Succession Plan

Mr. Junius joined ImmunoGen in May 2005 as Senior Vice President, Finance and Chief Financial Officer (CFO). He was promoted to Executive Vice President, Finance and CFO in July 2006, and then to President and COO earlier this year. Mr. Junius had been Executive Vice President and CFO of New England Business Service, Inc. (NEBS) from 1998 until its acquisition by Deluxe Corporation in 2004. Prior to NEBS, he was Vice President and CFO of Nashua Corporation. Mr. Junius joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming its CFO in 1996. He has a Masters in Management from Northwestern University’s Kellogg School of Management.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s Tumor-Activated Prodrug (TAP) technology uses antibodies to deliver one of ImmunoGen’s proprietary cell-killing agents specifically to cancer targets. In addition to the Company’s proprietary clinical pipeline, ImmunoGen collaborators Genentech, sanofi-aventis, Biogen Idec, and Biotest also are testing TAP compounds in the clinic, and a naked antibody is in clinical trials through the Company’s collaboration with sanofi-aventis.

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